Exhibit 99.1

NEWS RELEASE

TC PipeLines, LP Announces Secondary Offering of Common Units

Calgary, Alberta – March 15, 2005 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced the commencement of an offering of 3,500,000 common units owned by its general partner and an affiliate, both indirect subsidiaries of TransCanada Corporation (TransCanada). The underwriters have the option to purchase up to 525,000 additional units on the same terms and conditions to the extent more than 3,500,000 common units are sold in the offering.

The Partnership will not offer any common units in the offering nor receive any proceeds from the sale of the common units offered.

The offering will be made under the Partnership’s existing shelf registration statement and is expected to price later this week. After the offering, subsidiaries of TransCanada will continue to own the Partnership’s general partner interest as well as approximately 12 per cent of the Partnership’s common units, assuming the underwriters’ option to purchase additional units is not exercised.

Citigroup Global Markets Inc. and Lehman Brothers Inc. are acting as joint book-running managers of the offering. The remainder of the underwriting group is comprised of Goldman, Sachs & Co., UBS Securities LLC and A.G. Edwards & Sons, Inc.

A copy of the preliminary prospectus supplement and related base prospectus for this offering can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, email: monica_castillo@adp.com, or from Citigroup Global Markets Inc., 140 58th Street, Brooklyn, NY 11220, Attention: Prospectus Dept.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the limited partnership interests described herein, nor shall there be any sale of these limited partnership interests in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

TC PipeLines, LP is a publicly held limited partnership. It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile interstate pipeline system that transports natural gas to Nevada from Oregon, where it interconnects to TransCanada’s GTN System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., a wholly owned subsidiary of TransCanada PipeLines Limited. Subsidiaries of TransCanada also hold common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:

Kurt Kadatz / Hejdi Feick
(403) 920-7859 or (800) 608-7859

Unitholder and Analyst Inquiries:

David Moneta
Toll-free (877) 290-2772
investor_relations@tcpipelineslp.com